Exhibit 10.18

Execution Version

Amended and Restated

Business Development and Resource Sharing Agreement

This Amended and Restated Business Development and Resource Sharing Agreement (the “Agreement”) dated September 25, 2017 is made by and among:

(1)             Shenzhen Tencent Computer Systems Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, whose legal address at 5/F-10/F, FIYTA Building, High-tech South 1st Road, Hi-tech Park, Nanshan District, Shenzhen (“Tencent”);

(2)   Sohu.com Limited, a corporation duly established and valid existing under the laws of Cayman Islands, whose legal address at PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands (“Sohu”);

(3)             Sogou Inc., a corporation duly established and valid existing under the laws of the Cayman Islands, whose legal address at Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman  KY1-1112, Cayman Islands (“Sogou Inc.”);

(4)             Beijing Sogou Technology Development Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, whose legal address at Room 01, 9/F Sohu.com Internet Plaza, No. 1 Park Zhongguancun East Road, Haidian District, Beijing (“Sogou China”);

(5)             Beijing Sogou Network Technology Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, whose legal address at Suite 1916, 19/F, Building 4, No. 1 Park Wangzhuang Road, Haidian District, Beijing (“Sogou Network”);

(6)             Beijing Sogou Information Service Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, whose legal address at Room 02, 9/F Sohu.com Internet Plaza, No. 1 Park Zhongguancun East Road, Haidian District, Beijing (“Sogou Information”);

(7)   Shenzhen Shi Ji Guang Su Information Technology Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, whose legal address at 16/F, Tencent Building, Kejizhongyi Avenue, Yuehai Street, Nanshan District, Shenzhen, Guangdong Province, China (“Shi Ji Guang Su”)

The parties mentioned above shall hereinafter be referred to individually as a “Party”, and collectively as the “Parties”. In particular, Sogou Inc., Sogou China, Sogou Network, Sogou Information and Shi Ji Guang Su (after the Starting Date as defined below) are collectively referred to as “Sogou”.

To optimize and improve the online search business as well as related products and applications of the Parties, and to make full use of and develop related technology, platforms and user resources of the Parties, in line with the principles of resource sharing, reciprocity and mutual benefit, common development and serving users, the Parties, following friendly discussion, hereby agree to amend and restate the Business Development and Resource Sharing Agreement (the “Original Agreement”) signed by the Parties on September 16, 2013 as follows:

Article 1 Long-term business partnership

1.1                              The Parties agree that, from September 16, 2013 (“Starting Date”) to September 15, 2018, Tencent and Sogou shall provide business support in the following areas:

(1)         Tencent shall make reasonable efforts to provide search traffic to Sogou according to the following programs (such programs may be revised from time to time by the Parties in the form of written agreements):

i.                      Cooperation in respect of enhancing PC search traffic

a)                 Provided that it will not affect user experience and product demand, Tencent shall make reasonable commercial efforts to maintain search traffic provided to SOSO before the Starting Date.

b)                 Provided that it will not affect user experience and product demand, query recommended module will be placed on the appropriate sites of www.qq.com, and the corresponding search service provided by Sogou will be used in priority.

c)                  Tencent plans to increase the market share of QQ Directory through guiding in locking default Directory Page of the browser and other means, and QQ directory’s internal search service provided by Sogou shall be adopted in priority.

d)                 Based on the principle of maximizing efficiency, Tencent plans to significantly increase the market share of QQ browser and Sogou browser through download promotion, and QQ Directory’s internal search service provided by Sogou shall be adopted in priority.

ii.                   Cooperation in respect of enhancing wireless search traffic

a)                 Provided that it will maintain user experience and product demand, Tencent shall make reasonable commercial efforts to maintain search traffic provided to mobile phone SOSO before the Starting Date.

b)                 Tencent will use search service provided by Sogou in priority in QQ mobile phone browser.

c)                  Provided that it will maintain user experience and product demand, if it plans to place generic search function in relevant product or conduct the optimization and thematic operation of recommended search, Tencent shall use and optimize in priority the search service of Sogou in manners including but not limited to: optimization and thematic operation of recommended search, mobile phone QQ’s built-in search service, Wexin’s built-in search service, Tencent news and other mobile applications’ built-in search services, search services on ROM, desktop, wallpaper and lock screen as well as search services of finger search.

(2)         Tencent shall maintain and continuously increase the relevant data and service that it provides to SOSO business before the Starting Date, and shall make reasonable efforts to provide data support to Sogou according to the following programs (such programs may be revised from time to time by the Parties in the form of written agreements):

i.                      Tencent map plans to open generic API interface for data services, and make reasonable commercial efforts to meet the following objectives:

a)                 Tencent map will maintain and optimize the data provided to SOSO before the Starting Date, and also provide said data to Sogou;

b)                 Tencent map must provide data to ensure that the map results searched by Sogou web page have the same quality as that of the map results searched by SOSO web page before the Starting Date.

Tencent reserves the ownership of the map data, which are only for API-based deployment and use by Sogou.

ii.                   Tencent needs to maintain and optimize the data and services provided to SOSO, and also provide said date and services to Sogou.

(3)         Tencent will use reasonable efforts to promote PC terminal and mobile terminal products owned or in part operated by Sogou (including but not limited to Sogou Input, Sogou browser, etc.) according to the following programs (such programs may be revised from time to time by the Parties in the form of written agreements):

i.                      Promotion and cooperation in respect of Sogou PC input method

a)                 Provided that it will maintain user experience and product demand, Tencent will explore a reasonable and natural way based on enhancing user experience to promote Sogou Input Method and use Sogou Input Method as the default scene input method for QQ chat.

ii.                   Cooperation in respect of Sogou mobile input method and other Sogou mobile products

a)                 During pre-installed cooperation with mobile phone manufacturers, Tencent makes reasonable commercial efforts to promote Sogou mobile phone input method.

b)                 Provided that it will maintain user experience and product demand, Tencent promotes Sogou mobile products with the treatment for similar Tencent products on each of its application distribution platforms, including Sogou mobile phone input method, Sogou Haomatong, Sogou map, Sogou voice assistant, etc., and said distribution platforms may include but are not limited to: mobile QQ, QQ mobile browser, myapp.com, mobile phone housekeeper and so on.

c)                  At mobile phone QQ and Wexin chat window and during chat process, Tencent activates non-active users of Sogou mobile phone input method based on the principle of enhancing user experience, and the specific implementation needs shall be otherwise determined through consultation based on specific product demand, and may include strong association user scene taking Sogou Input

Method as a “default scenario input method”. This cooperation may activate existing users of Sogou mobile phone input method, but it does not bring the increase in downloads.

(4)         Tencent will, to the extent possible, provide to Sogou the same open service support it provides to Tencent products;

(5)         In correspondence with the search traffic provided by Tencent to Sogou, Sogou will make its reasonable efforts to develop the following applicable special functions for Tencent in the “Sogou Input Method” and “Sogou Mobile Phone Input Method ” under the premise of maintaining user experience and product demands:

a)                 To develop expression symbols input for Tencent “QQ”, mobile phone “QQ”, “Wexin” and other chat software; and

b)                 To develop game lexicon related to Tencent games.

(6)         To pre-set QZone entry as default setting on the start page of “my favourite” in the Sogou browser;

(7)         To make reasonable efforts to provide the “Sogou Haomatong” number identification database for “Tencent Mobile Phone housekeeper”, “QQ address book” and other mobile phone management software provided that it will not violate any applicable laws or the agreements executed between Sogou and the relevant users;

(8)         To make its reasonable efforts to provide the appropriate advertisement space in the “Sogou Mobile Phone Assistant” to promote the mobile App and mobile game products of Tencent provided that it will not cause conflicts with the Sogou’s own App and any other APP of Sohu;

(9)         In correspondence with the search traffic provided by Tencent to Sogou, Sogou will provide the relevant search service upon the request to be sent by Tencent matrix search box;

(10)                         To utilize the resources of “Sogou Search” and “Network Alliance” to promote the products designated by Tencent without compromising legal compliance and without prejudice to Sogou user normal business promotion;

(11)                         Sogou will, according to the following mode, establish promotion link for the channel specified by Tencent on the site directory website (123.Sogou.com) without compromising legal compliance and without prejudice to Sogou user experience:

Available resources	Location	Promotable Tencent Products
Text link of famous-site directory	/	Tencent QZone
Text link of cool-site directory	Video Category	Tencent Video
	News Category	Tencent News
	Sports Category	Tencent Sports
	Finance and Economics Category	Tencent Finance and Economics
	Group Purchase Category	Gaopeng Group Purchase
	Mailbox Category	QQ Mailbox
	Community Category	QQ QZone
	Automobile Category	Tencent Automobile

Available resources	Location	Promotable Tencent Products
	Computer Category	Tencent Digital
	Mobile Phone Category	Tencent Mobile Phone
News Channel	Information module on the left of first page, and inside page of news channel	Tencent News
Sogou film and TV	All channels of Sogou Video	Tencent Video

Article 2 PC Browser Business and Tencent Directory Pages

2.1                              During a period of twenty (20) years from the Starting Date, the default search tool on PC browser directory page (daohang.qq.com) and QQ directory page (hao.qq.com) of Tencent (collectively “Directory Pages”) will be set as Sogou’s search tool, and Tencent agrees that Sogou has rights to comprehensively operate and commercialize the Directory Pages separately (including but not limited to determine product planning, page design, content operation and commercial resources development / utilization of the Directory Pages), and the operating income therefrom shall be solely attributed to Sogou. Accordingly, Sogou shall bear the costs and expenses incurred from the overall operation and commercialization of the Directory Pages.

2.2                              During the process of overall operation and commercialization of the Directory Pages, Sogou shall make best efforts to guarantee that (a) the contents on the Tencent  Directory Pages and the websites recommended by or linked to the Directory Pages are free from any content violating laws and regulations, or it shall promptly take effective measures to remove such contents (if found), (b) content operation, page design, display impression and user experience of the Directory Pages shall, in principle, meet the requirements in respect of overall operation and style of Tencent website and PC browser, and (c) there is no other operation behaviour materially violating laws and regulations or damaging the brand image and reputation of

Tencent. Once any circumstance violating above requirements is found in the process of overall operation and commercialization of the Directory Pages by Sogou (except such circumstance is caused by Tencent itself), Tencent may require Sogou to correct immediately, and Sogou shall compensate the actual loss and damages incurred by Tencent due to such circumstance.

2.3                              During the process of the overall operation and commercialization of the Directory Pages, according to the requirements of Tencent, Sogou shall retain on the Directory Pages such number of links not less than the current number of website links under Tencent for free use by Tencent or its designated affiliated company. For other commercialized links, the charging method and condition thereof shall be the same as those of Sohu (as defined in Article 4.2).

Article 3 Strategic Principles of Business Development and Resource Sharing

3.1                          Tencent and Sohu agree that, within five (5) years from the Starting Date, if it sets any default general search tool  in its products in the form of embedment or otherwise (different from on-site/in-product search tools), such default general search tool shall be the search tool provided by Sogou. To clarify this intention, Tencent and Sohu will not deprive users of their rights of choosing, at their discretion, search product services that compete with Sogou. For the purposes of this Article, general search tool means a search tool whose search contents are from public information on various Internet websites that is available to third-party “Spider” program or from open database on various Internet websites; on-site/in-product search tool means a search tool that only extracts information within the website or products (including public or non-public information) to retrieve and return results. The Parties are intended to extend the cooperation under this Article 3.1 by five (5) years, provided it does not harm the user experience.

Article 4 Early Termination

4.1                 Where any of the following circumstances occurs, Tencent shall be entitled to immediately terminate this Agreement by a written notice to the other Parties:

(1)                                If (a) Sogou Inc. directly or indirectly issues or sells any stock or Equity Interest to any Restricted Person, or (b) if Sohu directly or indirectly issues or sells any stock or Equity Interest of Sogou Inc. to any Restricted Person;

notwithstanding the foregoing, Sogou Inc. and Sohu shall sell Sogou Inc.’s shares or Equity Interests through open market transactions after Sogou Inc. has been listed in United States, provided that the sale is conducted through open market transactions and the seller, the underwriter or broker (as the case may be) does not specifically arrange for the distribution or sale of shares or Equity Interests to any Restricted Person; and, in the event that a Restricted Person purchases Sogou Inc.’s shares or Equity Interests through an open market transaction, the purchase shall not be deemed as a termination event as long as Sohu or Sogou Inc. does not, in any way, provide any assistance for the transaction; or

(2)                                Where Sohu has a change of Control, and the person that acquires Control of Sohu is one or more Restricted Person.

4.2                              Relevant definitions are as follows:

(1)                                “Sohu” means Sohu.com (Search) Limited, Sohu.com Inc. and any other Sohu.com Inc. through which Sohu.com Inc. obtains Control over Sohu.com (Search) Limited;

(2)                                “Equity Interests” mean, with respect to any person, such person’s equity capital, membership interests, partnership interests, registered capital, joint venture or other form of title interest or any stocks, stock certificates, options, warrants, or other securities that can be directly or indirectly converted into or otherwise be obtained after exercise or exchangeable for such equity capital, membership interests, registered capital, joint venture or other form of title interest (whether or not such derivative securities are issued by the person);

(3)                                “Restricted Person” means any person and any of its Affiliated Companies that has been confirmed by Parties  in writing from time to time;

(4)                                “Affiliated Companies” mean (i) in the case of a person other than a natural person, any other person who, directly or indirectly, Controls such person, is Controlled by such person or under common Control with such person, and (ii) in the case of a natural person, any person who is directly or indirectly Controlled by such person, or Relatives of such person. “Relatives” mean a natural person’s spouse, parents, grandparents, children, grandchildren, siblings, the siblings of such person’s parents, the children of such person’s siblings, the great-grandparents or the spouses of the foregoing (if any);

(5)                                “Change of Control” of a person means the circumstance under which such person is merged or consolidated with any other person or such person is merged or consolidated into any other person or  after such person’s equity interest is acquired, the person

Controlling such person shall immediately no longer have any direct or indirect Control over such person;

(6)                                “Control” of a person means (i) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such person, or (ii) the power to direct the management or policies of such person, whether through the ownership of more than 50% of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, or through contractual arrangements or otherwise.

Article 5 Confidentiality

5.1                              General obligations. Each Party undertakes to the other Parties that, without the prior written consent of the Party concerned (as the case may be), it will not and will procure its directors, equity holders, management, employees, agents or affiliates (collectively referred to as “Representatives”) not to disclose any Confidential Information to any third party, or use the Confidential Information in a way detrimental to the Party concerned (as the case may be). For purposes of this Article 6, the term “Confidential Information” refers to (a) information concerning the formation, operation, technology, intellectual property, safety records, investment, finance, transactions or other affairs of any Party, or information concerning the directors, management or employees of the Party (whether such information is transmitted in oral, written or other forms, and whether provided on, before or after the Starting Date); (b) provisions of this Agreement, the identity of the Parties and their respective affiliates; and (c) any other information prepared by any Party or any Representative that contains or otherwise reflects or is generated or derived from the information specified in item (a) above.

5.2                              Exceptions. Article 5.1 of this Agreement shall not apply to:

(a)                                Disclosure of Confidential Information that is or becomes generally available to the public through no breach of this Agreement by any Party or any Representative;

(b)                                Disclosure made by a Party to its Representative or certain affiliate who need to know such information for performance of its obligations or exercise of its rights hereunder, provided that such Representative or affiliate (i) is subject to similar confidentiality obligations, or (ii) is subject to other binding professional confidentiality obligations; or

(c)                                 Disclosure required by rules of any stock exchange in which the shares of any Party or its parent company are listed or applicable legal, judicial or regulatory proceedings, or disclosure relating to any legal action, litigation or proceeding arising from or in connection with this Agreement, provided that the Parties concerned (as the case may be) shall be informed in advance to the extent feasible and any possible arrangement shall be made for confidential treatment.

5.3                              Publicity. Each Party shall not, and each Party shall procure its management, employees, agents, affiliates, and the management, employees and agents of such affiliates not to, release any public announcement or make any remark on this Agreement or matters contemplated under this Agreement without consultation with, and written consent from, the Party concerned (as the case may be), unless required by laws or stock exchange rules, made pursuant to a court order, requested by the stock exchange on which the shares of such Party or its affiliate are listed, or required by any governmental or regulatory agency.

Article 6 Notice

6.1                              Any and all notices among the Parties shall be written in Chinese and sent by personal delivery, registered airmail, fax or email to the following addresses:

If to Tencent:

Tencent Building, Kejizhongyi Avenue, High and New Technology Park, Nanshan District, Shenzhen

Postal code: 518057

Recipient: Compliance Transaction Department

Email: legalnotice@tencent.com

With a copy to:

Tencent Building, Kejizhongyi Avenue, High and New Technology Park, Nanshan District, Shenzhen

Postal code: 518057

Recipient: Investment & Merger Department

Email: PD_Support@tencent.com

If to Sogou Inc.:

Sogou Inc.

Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman  KY1-1112 , Cayman Islands

With a copy to Sogou Information as follows:

If to Sogou China, Sogou Network, Sogou Information or Shi Ji Guang Su:

Recipient: Zhou Yi

Email: yizhou@sohu-inc.com

Tel: 62728526

Address:  SOHU.com Internet Plaza, Zhongguancun East Road No.1 Park, Beijing

Postal code: 100084

If to Sohu:

Sohu.com Inc.

PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands

With a copy to:

Recipient: Pang Xiaomei

Email: xiaomeipang@sohu-inc.com

Tel: 62726169

Address: SOHU.com Media Plaza, Building No. 3, No. 2 Park Kexueyuan South Road, Beiing

Postal code: 100190

6.2                              Any notice shall be deemed to have been served:

(1)                  on the date of delivery if sent by personal delivery;

(2)                  seven (7) days from the date of posting (as evidenced by postmark) if sent by registered airmail;

(3)                  on the first working day after the date of transmission if sent by facsimile or telegraph;

(4)                  on the date on which the email reaches the server of the recipient if sent by email.

6.3                              Any Party may change its address for notice at any time by delivering a written notice to all other Parties in accordance with this Article 6.

Article 7 Miscellaneous

7.1                              Effectiveness. This Agreement is sealed or signed by and among the Parties and shall become effective on the day and year first written above. This Agreement is an amendment and restatement of the Original Agreement and shall supersede the Original Agreement. The Original Agreement shall automatically be terminated at the same time as this Agreement becomes effective.

7.2                              Modification. Unless otherwise expressly provided herein, no modification, alteration or supplementary to this Agreement shall be effective unless made in writing and signed by each of the Parties. This Agreement will not affect any relationship existing among the Parties (if any) by contract or otherwise.

7.3                              Binding Force; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigners. None of the Parties may assign this Agreement without the prior written consent of all other Parties.

7.4                              Governing Law; Dispute Resolution. The Parties explicitly acknowledge that, this Agreement and any dispute, controversy or claim arising from or in any way related to this Agreement or behaviors of the Parties hereto shall be governed by the laws of the PRC. Any such dispute, controversy or claim shall be settled through friendly negotiation among the Parties; if such negotiation fails, any Party may submit the dispute to Shanghai Arbitration Commission for arbitration in Shanghai in accordance with its arbitration rules then in force. The arbitration award shall be final and binding upon all Parties.

7.5                              No Waiver. No failure of a Party to exercise any right, power or benefit under this Agreement shall operate as a waiver of that right, power or benefit, nor shall any single or partial exercise of any right, power or benefit prevent the exercise of any other right, power or benefit.

7.6                              Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in force.

7.7                              Force Majeure. If the performance of this Agreement is delayed, hindered or made impractical due to any reason beyond the reasonable Control of the affected party, including but not limited to natural disaster, war, riot, insurrection, embargo or other government restrictions (except unfavorable economic conditions, exchange rate fluctuations or insolvency) (each a “Force Majeure Event”), the obligations of the Parties hereto shall be deemed to have been suspended without giving rise to any liability for damage. The Party affected shall promptly inform the other Parties of the nature and scope of any actual or anticipated Force Majeure Event, and shall take all reasonable steps to mitigate the impact of the Force Majeure Event.

7.8                              Relationship of the Parties; Independent Contractor. Nothing in this Agreement is intended to, or shall be deemed to, make any Party a legal representative or agent of any other Party; none of the Parties have the right or authority to incur any responsibility or obligation in the name of or on behalf of any other Party.

7.9                              Liability for Breach of Contract. If any Party fails to properly perform any of its obligations hereunder, the non-breaching party shall be entitled to notify the breaching party to rectify such breach and perform its due obligations within a reasonable period of time. If the breaching party fails to rectify its breach within the prescribed period of time, the non-breaching party shall be entitled to seek any possible remedy according to applicable laws, including but not limited to claiming for compensation.

7.10                       Taxes and Fees. Unless otherwise provided in this Agreement, each Party shall bear and pay its own taxes and fees incurred hereunder, including but not limited to taxes, legal fees, accounting fees and other type of fees.

7.11                       Headings. The clause headings in this Agreement have been inserted for convenience only and shall not constitute a part of this Agreement.

7.12                       Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives on the date and year first written above.

Shenzhen Tencent Computer Systems Co., Ltd.	Sohu.com Limited

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Sogou Inc.	Beijing Sogou Technology Development Co., Ltd.

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Beijing Sogou Network Technology Co., Ltd.	Shenzhen Shi Ji Guang Su Information Technology Co., Ltd.

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Beijing Sogou Information Service Co., Ltd.

(Seal)

Signature:

Name:

Title: